Exhibit 10.404

PROMISSORY NOTE

DEFINED TERMS

Execution Date: December 7, 2004		City and State of Signing: Oak Brook, Illinois

Loan Amount:	Twenty-Five Million Two Hundred Thousand and No/100 Dollars ($25,200,000.00)	Interest Rate: 4.3% per annum

Borrower:	Inland Western Denton Crossing Limited Partnership, an Illinois limited partnership

Borrower’s Address:	2901 Butterfield Road Oak Brook, Illinois 60523

Holder:	METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Holder’s Address:

Metropolitan Life Insurance Company
10 Park Avenue
Morristown, New Jersey 07960
Attention: Senior Vice President
Real Estate Investments

and:

Metropolitan Life Insurance Company
Two Lincoln Centre
5420 LBJ Freeway, Suite 1310
Dallas, Texas 75240
Attention: Director and OIC, Real Estate Investments

Maturity Date:	January 1, 2010	Advance Date: The date funds arc disbursed to Borrower.

Monthly Installment: Monthly installments of interest only at the Interest Rate (which monthly installments shall each be in the amount of $90,300.00)

Permitted Prepayment Period: During the 90 day period prior to the Maturity Date, Borrower may prepay the Loan without a Prepayment Fee on 30 days prior written notice. In addition, commencing on the first day of the full 31st month following the Advance Date, Borrower may prepay the Loan with a Prepayment Fee on 30 days prior written notice to Holder.

Liable Parties:	Inland Western Retail Real Estate, Inc.

Addresses of Liable Parties: 2901 Butterfield Road, Oak Brook, Illinois 60523

Late Charge: An amount equal to four cents ($.04) for each dollar that is overdue, subject, however, to the limitations contained in Section 7 hereof; and provided, however, the balloon payment at the Maturity Date shall not be subject to a Late Charge.

Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).

Note: This Promissory Note. Other Note: Promissory Note of even date in the amount of $10,000,000.00 executed by Borrower to the order of MetLife Bank, N,A. Deed of Trust: Deed of Trust, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to the Trustee named in the Deed of Trust for the benefit of Metropolitan Life insurance Company and MetLife Bank, N.A, Loan Documents: This Note, the Other Note, the Deed of Trust and any other documents related to this Note, the Other Note and/or the Deed of Trust and all renewals, amendments, modifications, restatements and extensions of these documents. Guaranty: Guaranty dated as of the Execution Date and executed by Liable Parties. Indemnity Agreement; Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower in favor of Metropolitan Life Insurance Company and MetLife Bank, N.A. The Unsecured Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents. Loan: The Loan evidenced by this Note, Other Loan: The Loan evidenced by the Other Note.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed of Trust.

1.                                       Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a)                                  Commencing on the first day of the second calendar month following the Advance Date (assuming stub interest for the month of closing of the Loan is paid on the Execution Date) and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(b)                                 On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed of Trust and/or any other Loan Documents as well as any future advances under the Deed of Trust that may be made to or on behalf of Borrower by Holder following the Advance Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrower acknowledges and agrees that a substantial portion of the original Loan Amount may be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall he calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

2.                                       Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3.                                       Security. The covenants of the Deed of Trust are incorporated by reference into this Note. This Note shall evidence, and the Deed of Trust shall secure the Secured Indebtedness and the Secured Indebtedness (as defined in the Other Note) under the Other Note.

4.                                       Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days of the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5.                                       Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within 7 days of the due date, or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6.                                       Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the Jaws of the State of Texas. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7.                                       Limitation on Interest.

(a)                                  Sayings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Holder at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on this Note or the Related Indebtedness (as herein defined) (or applicable United States federal law to the extent that it permits Holder to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Holder related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged or received by reason of Holder’s exercise of the option to accelerate the maturity of this Note and/or the Related Indebtedness, or (iii) Borrower will have paid or Holder will have received by reason of any voluntary prepayment by Borrower of this Note and/or the Related Indebtedness, then it is Borrower’s and Holder’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically cancelled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Holder shall be credited on the principal balance of this Note and/or the Related Indebtedness without payment of the Prepayment Fee (or, if this Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Borrower and Holder agree that Holder shall, with reasonable promptness after Holder discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against this Note and/or any Related Indebtedness then owing by Borrower to Holder without payment of the Prepayment Fee, Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Holder, Borrower will provide written notice to Holder, advising Holder in reasonable detail of the nature and amount of the violation, and Holder shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against this Note and/or the Related Indebtedness then owing by Borrower to Holder without payment of the Prepayment Fee. All sums contracted for, charged or received by Holder for the use, forbearance or detention of any debt evidenced by this Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to this Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note and/or the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Holder to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration,

(b)                                 Definitions. As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Holder in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Holder to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (as herein defined) made in connection with the transaction evidenced by this Note and the other Loan Documents. As used herein, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, Contracted for, charged, received, taken or reserved by Holder in connection with the transactions relating to this Note and the other Loan Documents, which are treated as interest under applicable law. As used herein, the term “Related Indebtedness” shall mean any and all debt paid or payable by Borrower to Holder pursuant to the Loan Documents or any other communication or writing by or between Borrower and Holder related to the transaction or transactions that arc the subject matter of the Loan Documents, except such debt which has been paid or is payable by Borrower to Holder under this Note.

(c)                                  Ceiling Election. To the extent that Holder is relying on Chapter 1D of the Texas Credit Title to determine the Maximum Lawful Rate payable on this Note and/or the Related Indebtedness, Holder will utilize the weekly ceiling from time to time in effect as provided in such Chapter 1D, as amended. To the extent United States federal law permits Holder to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Holder will rely on United States federal law instead of such Chapter 1D for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Holder may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 1D or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

8.                                       Prepayment. Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except as expressly set forth in the Defined Terms. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice. In addition to the above limitations upon prepayment, this Note may not be prepaid without the simultaneous prepayment of the Other Note in accordance with its terms.

9.                                       Prepayment Fee.

(a)                                  Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, or (ii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined).

(b)                                 The “Prepayment Fee” shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by the difference between (x) and (y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus fifty basis points (.5%) compounded semi-annually, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid.

(c)                                  The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment.

(d)                                 The “Prepayment Ratio” shall be a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

10.                                 Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the Prepayment Fee. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER TEXAS LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE DEED OF TRUST, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11.                                 Liability of Borrower. Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Holder to proceed against Borrower and the general partners of Borrower and/or the Liable Parties, if any, (i) to enforce any Leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letter of credit or other deposits or fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of the Deed of Trust pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Deed of Trust and any amount expended by Holder in connection with the foreclosure of the Deed of Trust; (viii) to recover damages arising from Borrower’s failure to comply with Section 8.01 of the Deed of Trust pertaining to ERlSA; (ix) to recover all amounts due and payable, or to recover any damages for Borrower’s failure to comply with Section 2.05 of the Deed of Trust pertaining to Premiums and Impositions; and/or (x) to recover all amounts due and payable, or to recover any damages for Borrower’s failure to comply with, the provisions of Article XV of the Deed of Trust.

The limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse to Borrower and Liable Parties (i) in the event that prior to the repayment of the Secured Indebtedness, Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 90 days of filing or (ii) to recover damages arising from Borrower’s failure to comply with Sections 10.02 and ll.0l(g) of the Deed of Trust pertaining to subordinate financing and Transfers, respectively. In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

12.                                 Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13.                                 Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

14.                                 Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney’s fee. This obligation is not limited by Section 11.

15.                                 No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower.

16.                                 Governing Law. This Note is to be construed and enforced in accordance with the laws of the State of Texas.

17.                                 Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18.                                 Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed of Trust.

19.                                 Time of the Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

20.                                 Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

INLAND WESTERN DENTON CROSSING LIMITED PARTNERSHIP,
an Illinois limited partnership

By:	Inland Western Denton Crossing GP, L.L.C., a Delaware limited liability company, its sole general partner

By:	Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, its sole member.

	By:	/s/ VALERIE MEDINA
	Name:	VALERIE MEDINA
	Title:	Assistant Secretary